Exhibit 12-B


            PENNSYLVANIA ELECTRIC COMPANY AND SUBSIDIARY COMPANIES
             STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS
                                TO FIXED CHARGES
                 AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
          AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K,
                                    ITEM 503
                                 (In Thousands)
                                    UNAUDITED


                                                    Twelve Months Ended
                                                     September 30, 1998


OPERATING REVENUES                                         $1,031,116

  OPERATING EXPENSES                                          868,517
    Interest portion of rentals (A)                             4,845
      Net expense                                             863,672

OTHER INCOME AND DEDUCTIONS:
  Allowance for funds used
    during construction                                         2,158
  Other income/(expense), net                                  (3,041)
      Total other income and deductions                          (883)

EARNINGS AVAILABLE FOR FIXED CHARGES
  AND PREFERRED STOCK DIVIDENDS (excluding
  taxes based on income)                                   $  166,561

FIXED CHARGES:
  Interest on funded indebtedness                          $   48,375
      Other interest (B)                                       17,973
  Interest portion of rentals (A)                               4,845
      Total fixed charges                                  $   71,193

RATIO OF EARNINGS TO FIXED CHARGES                               2.34

Preferred stock dividend requirement                       $      695
Ratio of income before provision for
    income taxes to net income (C)                              175.1%
Preferred stock dividend requirement
  on a pretax basis                                             1,217
Fixed charges, as above                                        71,193
      Total fixed charges and
        preferred stock dividends                          $   72,410

RATIO OF EARNINGS TO COMBINED FIXED CHARGES
  AND PREFERRED STOCK DIVIDENDS                                  2.30



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            PENNSYLVANIA ELECTRIC COMPANY AND SUBSIDIARY COMPANIES
             STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS
                                TO FIXED CHARGES
                 AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
          AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K,
                                    ITEM 503
                                 (In Thousands)
                                    UNAUDITED




NOTES:

(A) Penelec has included the equivalent of the interest portion of all rentals charged to income as fixed charges for this statement and has excluded such components from Operating Expenses.

(B) Includes amount for company-obligated mandatorily redeemable preferred securities of $9,188 for the twelve month period ended September 30, 1998.

(C) Represents income before provision for income taxes of $95,368 for the twelve month period ended September 30, 1998 divided by income before extraordinary item of $54,455 for the same period.